Exhibit 16

June 4, 2002

Office of the Chief Accountant

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Dear Sir/Madam:

We have read the first, third and sixth paragraphs of Item 4 as it relates to Arthur Andersen LLP included in the Form 8-K dated June 3, 2002, of Sonic Corp. to be filed with the Securities and Exchange Commission and are in agreement with the statements contained therein.

Very truly yours,

/s/ Arthur Andersen LLP

cc: Mr. W. Scott McLain, Sonic Corp.